Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-191992) of Veracyte, Inc. of our report dated August 22, 2014, relating to the financial statements of Allegro Diagnostics Corp., which appears in the Current Report on Form 8-K/A of Veracyte, Inc. dated September 16, 2014.

/s/ PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

November 6, 2014